EXHIBIT 99.1

Steelcase Reports Fourth Quarter and Fiscal 2019 Results

  Fourth quarter revenue growth of 18 percent drove strong improvement in earnings
  Quarterly dividend increased by 7% to $0.145 per share
  Strong organic revenue growth expected to continue in the first quarter of fiscal 2020
  Company provides targets for revenue growth and earnings per share in fiscal 2020

GRAND RAPIDS, Mich., March 19, 2019 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE: SCS) today reported fourth quarter revenue of $912.4 million and net income of $22.6 million, or diluted earnings of $0.19 per share, which included $16.9 million of charges related to the early retirement of debt.  Excluding these charges, net of related income tax effects, adjusted earnings were $0.29 per share.  In the prior year, Steelcase reported $772.7 million of revenue, breakeven net income and adjusted earnings per share of $0.24.  Prior year results also included non-operating gains related to an investment in an unconsolidated affiliate which increased earnings by approximately $0.05 per share.

Revenue increased 18 percent in the fourth quarter compared to the prior year, or 15 percent on an organic basis, reflecting double-digit growth across all segments driven by strong project business from large customers.  Orders (adjusted for constant currency, acquisitions and divestitures) grew 5 percent in the fourth quarter compared to the prior year, driven by growth across all segments.  Orders in the prior year reflected the impact of a list price adjustment which accelerated orders into the fourth quarter.

Revenue and order growth by segment
Q4 2019 vs. Q4 2018
	Revenue Growth	Organic Revenue Growth	Organic Order Growth

Americas	19%	17%	4%
EMEA	16%	9%	9%
Other category	14%	17%	8%
Steelcase Inc.	18%	15%	5%

"I am pleased with our fourth quarter and fiscal 2019 results, as we’ve delivered three consecutive quarters of strong organic revenue growth, which is above industry performance in the U.S. and many of our other markets," said Jim Keane, president and CEO.  “Our success comes from the launch of new products, the acquisition of three great companies in AMQ, Smith System and Orangebox, and the strengthening of our portfolio through partnerships with companies such as West Elm.  We also protected our profitability by implementing price increases in response to inflationary pressures."

Fourth quarter operating income of $47.0 million (or 5.2 percent of revenue) increased by $15.6 million compared to operating income of $31.4 million (or 4.1 percent of revenue) in the prior year.  The Americas reported operating income of $51.0 million (or 7.9 percent of revenue) compared to $37.7 million (or 7.0 percent of revenue) in the prior year.  EMEA reported operating income of $1.5 million, which included $0.9 million of amortization expense related to the purchase of Orangebox, compared to $1.5 million of operating income in the prior year.

"In EMEA, we reported year over year operating income improvement in the fourth quarter before consideration of the amortization expense related to the Orangebox acquisition, which marks five consecutive quarters in which we’ve delivered significant year over year operating improvements in the region," said Dave Sylvester, senior vice president and CFO.  "Our EMEA strategies are working, as evidenced by our results this fiscal year, which included 10 percent organic revenue growth and $14 million of improvement in operating results excluding a $4 million gain on sale of property in the prior year and $2.5 million of amortization expense in the current year."

Gross margin of 31.0 percent in the fourth quarter represented a decrease of 160 basis points compared to the prior year, driven by higher cost of sales in the Americas.  Gross margin decreased by 200 basis points in the Americas and 80 basis points in EMEA due to unfavorable business mix and higher overhead investments to support growth, partially offset by benefits from the higher volume and cost reduction initiatives.  Benefits from pricing actions more than offset higher commodity, freight and labor costs in the quarter after three quarters of the opposite effect.  Gross margin in the Other category decreased by 70 basis points.

Operating expenses of $236.1 million in the fourth quarter represented an increase of $15.5 million compared to the prior year but declined significantly as a percentage of revenue from 28.5 percent in the prior year to 25.8 percent in the current year.  The increase in expense was primarily driven by $13.9 million from acquisitions, net of divestitures (including $2.3 million of amortization expense) and $2.2 million of higher variable compensation costs, partially offset by $2.4 million of favorable currency translation effects.

Interest expense of $23.5 million in the fourth quarter compared to $4.5 million in the prior year.  The company issued $450 million of unsecured unsubordinated 5.125% senior notes in January 2019 and used a portion of the proceeds to fund the early retirement of $250 million of 6.375% senior notes in February 2019.  The increase in interest expense in the current year was driven by $16.9 million of charges related to the early retirement of debt and $2.3 million of net interest costs related to the issuance of the new notes.  The new notes have an effective interest rate of 5.6% and are due in January 2029.

Other income, net of $3.6 million in the fourth quarter compared to $17.4 million in the prior year, which included $13.9 million of gains related to a partial sale of an investment in an unconsolidated affiliate and the receipt of a premium related to a change in control of the affiliate.

Income tax expense of $5.7 million in the fourth quarter included $1.7 million of net discrete tax benefits and reflected an effective tax rate of approximately 20 percent.  In the prior year, income tax expense was $44.7 million which included $27.9 million of charges related to U.S. tax reform and a $4.0 million charge related to a reduction in the French corporate income tax rate, both of which reduced the value of the company’s deferred tax assets.

Total liquidity, comprised of cash, cash equivalents and the cash surrender value of company-owned life insurance, aggregated to $417.4 million, and total debt was $487.0 million, at the end of the fourth quarter.

The Board of Directors has declared a quarterly cash dividend of $0.145 per share, to be paid on or before April 12, 2019, to shareholders of record as of March 29, 2019.

Fiscal 2019 Results

For fiscal 2019, the company recorded $3.4 billion of revenue and net income of $126.0 million, or diluted earnings per share of $1.05.  Adjusted earnings were $1.20 per share.  In fiscal 2018, the company recorded $3.1 billion of revenue, net income of $80.7 million, diluted earnings per share of $0.68 and adjusted earnings per share of $0.91.

Revenue increased 13 percent in fiscal 2019, with a 13 percent increase in the Americas, an 18 percent increase in EMEA and a 5 percent increase in the Other category.  On an organic basis, fiscal 2019 revenue increased 9 percent, with a 9 percent increase in the Americas, a 10 percent increase in EMEA, and a 6 percent increase in the Other category.

Operating income of $183.6 million, or 5.3 percent of revenue, for fiscal 2019 increased by $28.4 million compared to operating income of $155.2 million, or 5.1 percent of revenue, for fiscal 2018.  The improvement was driven by the revenue growth and improved operating expense leverage, partially offset by a decline in gross margin.  The gross margin decline was largely driven by the Americas due to unfavorable business mix, higher commodity, freight and labor costs, net of pricing benefits and an $11.2 million pension charge recorded in the third quarter of fiscal 2019.

The company paid $64.3 million in dividends and repurchased 0.3 million shares under its share repurchase authorization program during fiscal 2019 at a cost of $4.2 million.  There is $98.9 million remaining on the company's share repurchase authorization.

“Fiscal 2019 represented one of the best years Steelcase has reported in over a decade,” said Jim Keane.  “Our revenue grew 13 percent this year as our solutions directly address the most critical needs of our customers around the world to drive innovation, to attract talent and to change the culture of the workplace.”

Outlook

The company expects first quarter fiscal 2020 revenue to be in the range of $830 to $855 million.  Adjusted for the impact of acquisitions and unfavorable currency translation effects, the projected revenue range translates to expected organic growth of 7 to 10 percent.  In the first quarter of fiscal 2019, the company reported revenue of $754.0 million.

Steelcase expects to report diluted earnings per share between $0.16 to $0.20 for the first quarter of fiscal 2020.  Steelcase reported diluted earnings per share of $0.14 in the first quarter of fiscal 2019.

The company is targeting the following results for fiscal 2020:

Organic revenue growth	2% - 6%
Inorganic revenue growth
Impact of acquisitions in 2019	~2.5%
Impact of additional week in Q4 2020	~1.5%
Currency translation effects[1]	~(0.5)%
Revenue growth	5.5% - 9.5%

Diluted earnings per share[2]	$1.20 - $1.35
  Currency translation effects represent the estimated net effect of translating 2019 foreign currency revenues using the exchange rates at the end of Q4 2019.
  This target reflects an estimated $27 million of interest expense on current indebtedness and an effective tax rate of 27%.

“As we begin fiscal 2020, we are excited to build off our recent momentum,” said Jim Keane.  "Our strategies are working, we are driving towards realizing the full value of our acquisitions and partnerships, and more and more companies are recognizing the value of a high performing workplace."

Business Segment Results
(in millions)

	(Unaudited)			(Unaudited)
	Three Months Ended			Twelve Months Ended
	February 22, 2019	February 23, 2018	% Change	February 22, 2019	February 23, 2018	% Change

Revenue
Americas (1)	$641.7	$537.5	19.4%	$2,470.2	$2,193.8	12.6%
EMEA (2)	175.5	151.8	15.6%	617.0	524.2	17.7%
Other (3)	95.2	83.4	14.1%	356.0	337.5	5.5%
Consolidated revenue	$912.4	$772.7	18.1%	$3,443.2	$3,055.5	12.7%

Operating income (loss)
Americas	$51.0	$37.7	$209.9	$181.4
EMEA	1.5	1.5	(6.9)	(14.0)
Other	3.7	2.5	14.3	21.4
Corporate (4)	(9.2)	(10.3)	(33.7)	(33.6)
Consolidated operating income	$47.0	$31.4	$183.6	$155.2

Operating income percent	5.2%	4.1%	5.3%	5.1%

Revenue mix
Americas	70.3%	69.6%	71.7%	71.8%
EMEA	19.2%	19.6%	17.9%	17.2%
Other	10.5%	10.8%	10.4%	11.0%

Business Segment Footnotes

  The Americas segment serves customers in the U.S., Canada, the Caribbean Islands and Latin America with a portfolio of integrated architecture, furniture and technology products marketed to corporate, government, healthcare, education and retail customers through the Steelcase, Coalesse, Turnstone, Smith System, AMQ and Orangebox brands.
  The EMEA segment serves customers in Europe, the Middle East and Africa primarily under the Steelcase, Orangebox, and Coalesse brands, with an emphasis on freestanding furniture systems, storage and seating solutions.
  The Other category includes Asia Pacific, Designtex and PolyVision.
  Corporate costs include unallocated portions of shared service functions, such as information technology, corporate facilities, finance, human resources, research, legal and customer aviation, plus deferred compensation expense and income or losses associated with company-owned life insurance.
YEAR OVER YEAR ORGANIC REVENUE GROWTH BY SEGMENT
Q4 2019 vs. Q4 2018
	Steelcase Inc.	Americas	EMEA	Other category

Q4 2018 revenue	$772.7	$537.5	$151.8	$83.4
Acquisitions	34.9	14.0	20.9	—
Divestitures	(1.4)	—	(1.4)	—
Currency translation effects*	(14.6)	(1.8)	(10.5)	(2.3)
Q4 2018 revenue, adjusted	791.6	549.7	160.8	81.1

Q4 2019 revenue	912.4	641.7	175.5	95.2
Organic growth $	$120.8	$92.0	$14.7	$14.1
Organic growth %	15%	17%	9%	17%

* Currency translation effects represent the estimated net effect of translating Q4 2018 foreign currency revenues using the average exchange rates during Q4 2019.

YEAR OVER YEAR ORGANIC REVENUE GROWTH BY SEGMENT
2019 vs. 2018
	Steelcase Inc.	Americas	EMEA	Other category

2018 revenue	$3,055.5	$2,193.8	$524.2	$337.5
Acquisitions	121.5	84.4	37.1	—
Divestitures	(17.1)	(13.6)	(3.5)	—
Currency translation effects*	(2.7)	(2.3)	2.4	(2.8)
2018 revenue, adjusted	3,157.2	2,262.3	560.2	334.7

2019 revenue	3,443.2	2,470.2	617.0	356.0
Organic growth $	$286.0	$207.9	$56.8	$21.3
Organic growth %	9%	9%	10%	6%

* Currency translation effects represent the estimated net effect of translating 2018 foreign currency revenues using the average exchange rates during 2019.

PROJECTED ORGANIC REVENUE GROWTH
Q1 2020 vs. Q1 2019
Steelcase Inc.

Q1 2019 revenue	$754.0
Acquisitions	38.7
Divestitures	(0.4)
Currency translation effects*	(13.6)
Q1 2019 revenue, adjusted	778.7

Q1 2020 revenue, projected	$830 - $855
Organic growth $	$51 - $76
Organic growth %	7% - 10%

* Currency translation effects represent the estimated net effect of translating Q1 2019 foreign currency revenues using the exchange rates at the end of Q4 2019.

ADJUSTED EARNINGS PER SHARE

	(Unaudited)		(Unaudited)
	Three Months Ended		Twelve Months Ended
	February 22, 2019	February 23, 2018	February 22, 2019	February 23, 2018
Diluted earnings per share	$0.19	$—	$1.05	$0.68
Early retirement debt charges, per share	0.14	—	0.14	—
Pension charge, per share	—	—	0.09	—
Variable compensation impact, per share	—	—	(0.03)	—
Tax impact, per share	(0.04)	—	(0.05)	—
Charges relating to U.S. tax reform, per share	—	0.24	—	0.23
Adjusted earnings per share	$0.29	$0.24	$1.20	$0.91

Steelcase Inc.
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 22, 2019		February 23, 2018		February 22, 2019		February 23, 2018
Revenue	$912.4	100.0%	$772.7	100.0%	$3,443.2	100.0%	$3,055.5	100.0%
Cost of sales	629.3	69.0	520.7	67.4	2,355.3	68.4	2,050.3	67.1
Gross profit	283.1	31.0	252.0	32.6	1,087.9	31.6	1,005.2	32.9
Operating expenses	236.1	25.8	220.6	28.5	904.3	26.3	850.0	27.8
Operating income	$47.0	5.2%	$31.4	4.1%	$183.6	5.3%	$155.2	5.1%
Interest expense	(23.5)	(2.6)	(4.5)	(0.6)	(37.5)	(1.0)	(17.5)	(0.6)
Investment income	1.2	0.1	0.4	0.1	2.9	0.1	1.5	—
Other income, net	3.6	0.4	17.4	2.2	14.9	0.4	22.3	0.8
Income before income tax expense	28.3	3.1	44.7	5.8	163.9	4.8	161.5	5.3
Income tax expense	5.7	0.6	44.7	5.8	37.9	1.1	80.8	2.7
Net income	$22.6	2.5%	$—	—%	$126.0	3.7%	$80.7	2.6%

Americas
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 22, 2019		February 23, 2018		February 22, 2019		February 23, 2018
Revenue	$641.7	100.0%	$537.5	100.0%	$2,470.2	100.0%	$2,193.8	100.0%
Cost of sales	439.4	68.5	357.4	66.5	1,673.5	67.7	1,450.8	66.1
Gross profit	202.3	31.5	180.1	33.5	796.7	32.3	743.0	33.9
Operating expenses	151.3	23.6	142.4	26.5	586.8	23.8	561.6	25.6
Operating income	$51.0	7.9%	$37.7	7.0%	$209.9	8.5%	$181.4	8.3%

EMEA
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 22, 2019		February 23, 2018		February 22, 2019		February 23, 2018
Revenue	$175.5	100.0%	$151.8	100.0%	$617.0	100.0%	$524.2	100.0%
Cost of sales	126.8	72.3	108.6	71.5	448.7	72.7	381.9	72.9
Gross profit	48.7	27.7	43.2	28.5	168.3	27.3	142.3	27.1
Operating expenses	47.2	26.8	41.7	27.5	175.2	28.4	156.3	29.8
Operating income	$1.5	0.9%	$1.5	1.0%	$(6.9)	(1.1)%	$(14.0)	(2.7)%

Other category
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 22, 2019		February 23, 2018		February 22, 2019		February 23, 2018
Revenue	$95.2	100.0%	$83.4	100.0%	$356.0	100.0%	$337.5	100.0%
Cost of sales	63.1	66.3	54.7	65.6	233.1	65.5	217.6	64.5
Gross profit	32.1	33.7	28.7	34.4	122.9	34.5	119.9	35.5
Operating expenses	28.4	29.8	26.2	31.4	108.6	30.5	98.5	29.2
Operating income	$3.7	3.9%	$2.5	3.0%	$14.3	4.0%	$21.4	6.3%

Corporate
	(Unaudited)		(Unaudited)
	Three Months Ended		Twelve Months Ended
	February 22, 2019	February 23, 2018	February 22, 2019	February 23, 2018
Operating loss	$(9.2)	$(10.3)	$(33.7)	$(33.6)

Reclassification of Pension and Post-Retirement Costs and Benefits

The Company adopted Accounting Standard Update (ASU) No. 2017-07, which required a retrospective reclassification of all net periodic pension and post-retirement credits and expenses except service costs.  The adoption of this ASU resulted in the following reclassifications in our 2018 Condensed Consolidated Statements of Income:

	Three Months Ended				Year Ended
	May 26, 2017	August 25, 2017	November 24, 2017	February 23, 2018	February 23, 2018
Cost of sales	$(2.3)	$1.1	$1.0	$1.1	$0.9
Operating expenses	(2.9)	0.9	1.0	0.9	(0.1)
Operating income	5.2	(2.0)	(2.0)	(2.0)	(0.8)
Other income (expense), net	(5.2)	2.0	2.0	2.0	0.8
Income before income tax expense	$—	$—	$—	$—	$—

Webcast
Steelcase will discuss fourth quarter results and business outlook on a conference call at 8:30 a.m. Eastern time tomorrow.

Non-GAAP Financial Measures
This earnings release contains non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the condensed consolidated statements of income, balance sheets or statements of cash flows of the company. Pursuant to the requirements of Regulation G, the company has provided a reconciliation above of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The non-GAAP financial measures used within this earnings release are: (1) organic revenue growth, which represents the change in revenue excluding estimated currency translation effects and the impacts of acquisitions and divestitures; and (2) adjusted earnings per share, which represents earnings per share, excluding (a) charges related to the early retirement of debt and the related income tax effects, (b) charges related to a multi-employer pension plan and the related variable compensation and income tax effects, and (c) charges related to U.S. tax reform. These measures are presented because management uses this information to monitor and evaluate financial results and trends. Therefore, management believes this information is also useful for investors.

Forward-looking Statements
From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations.  These forward-looking statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to us, based on current beliefs of management as well as assumptions made by, and information currently available to, the company.  Forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," "targets" or other similar words, phrases or expressions.  Although we believe these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate.  Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters and other Force Majeure events; changes in the legal and regulatory environment; changes in raw materials and commodity costs; currency fluctuations; changes in customer demand; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission.  Steelcase undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Steelcase Inc.
For over 105 years, Steelcase Inc. has helped create great experiences for the world's leading organizations, across industries.  We demonstrate this through our family of brands - including Steelcase®, Coalesse®, Designtex®, PolyVision®, Turnstone®, Smith System®, Orangebox® and AMQ™.  Together, they offer a comprehensive portfolio of architecture, furniture and technology products and services designed to unlock human promise and support social, economic and environmental sustainability.  We are globally accessible through a network of channels, including over 800 Steelcase dealer locations.  Steelcase is a global, industry-leading and publicly traded company with fiscal 2019 revenue of $3.4 billion.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	February 22, 2019	February 23, 2018	February 22, 2019	February 23, 2018
Revenue	$912.4	$772.7	$3,443.2	$3,055.5
Cost of sales	629.3	520.7	2,355.3	2,050.3
Gross profit	283.1	252.0	1,087.9	1,005.2
Operating expenses	236.1	220.6	904.3	850.0
Operating income	47.0	31.4	183.6	155.2
Interest expense	(23.5)	(4.5)	(37.5)	(17.5)
Investment income	1.2	0.4	2.9	1.5
Other income, net	3.6	17.4	14.9	22.3
Income before income tax expense	28.3	44.7	163.9	161.5
Income tax expense	5.7	44.7	37.9	80.8
Net income	$22.6	$—	$126.0	$80.7

Earnings per share:
Basic	$0.19	$—	$1.06	$0.68
Diluted	$0.19	$—	$1.05	$0.68
Weighted average shares outstanding - basic	119.2	118.5	119.1	119.2
Weighted average shares outstanding - diluted	119.7	118.7	119.5	119.4

Dividends declared and paid per common share	$0.1350	$0.1275	$0.5400	$0.5100

STEELCASE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	February 22, 2019	February 23, 2018
ASSETS
Current assets:
Cash and cash equivalents	$261.3	$283.1
Accounts receivable, net	390.3	300.3
Inventories	224.8	184.6
Prepaid expenses	19.5	19.2
Assets held for sale	—	13.4
Other current assets	52.7	53.3
Total current assets	948.6	853.9

Property, plant and equipment, net	455.5	435.1
Company-owned life insurance ("COLI")	156.1	172.2
Deferred income taxes	132.5	135.4
Goodwill	240.8	138.2
Other intangible assets, net	119.3	45.6
Investments in unconsolidated affiliates	56.9	48.4
Other assets	29.5	30.4
Total assets	$2,139.2	$1,859.2

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$241.2	$223.1
Short-term borrowings and current portion of long-term debt	4.1	2.8
Accrued expenses:
Employee compensation	168.1	145.0
Employee benefit plan obligations	37.1	39.2
Accrued promotions	27.7	25.5
Customer deposits	20.0	28.2
Product warranties	16.4	18.1
Other	80.6	72.8
Total current liabilities	595.2	554.7

Long-term liabilities:
Long-term debt less current maturities	482.9	292.2
Employee benefit plan obligations	141.6	130.8
Other long-term liabilities	73.0	68.2
Total long-term liabilities	697.5	491.2
Total liabilities	1,292.7	1,045.9

Shareholders’ equity:
Common stock	—	—
Additional paid-in capital	16.4	4.6
Accumulated other comprehensive loss	(50.6)	(10.3)
Retained earnings	880.7	819.0
Total shareholders’ equity	846.5	813.3
Total liabilities and shareholders’ equity	$2,139.2	$1,859.2

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(in millions)

	Twelve Months Ended
	February 22, 2019	February 23, 2018
OPERATING ACTIVITIES
Net income	$126.0	$80.7
Depreciation and amortization	81.6	65.9
Gains related to sales of investments in unconsolidated affiliates	—	(14.4)
Deferred income taxes	(0.8)	52.9
Non-cash stock compensation	17.7	19.1
Equity in income of unconsolidated affiliates	(13.7)	(12.8)
Dividends received from unconsolidated affiliates	9.1	10.3
Loss on derivative instruments	(13.0)	—
Other	(12.5)	(9.5)
Changes in operating assets and liabilities:
Accounts receivable	(66.4)	18.5
Inventories	(24.0)	(8.5)
Long-term income taxes receivable	—	18.7
Other assets	10.1	4.5
Accounts payable	8.5	(0.7)
Employee compensation liabilities	21.1	(13.8)
Accrued expenses and other liabilities	(12.5)	16.1
Net cash provided by operating activities	131.2	227.0

INVESTING ACTIVITIES
Capital expenditures	(81.4)	(87.9)
Proceeds from disposal of fixed assets	20.5	7.9
Purchases of investments	—	(52.1)
Liquidations of investments	—	125.6
Proceeds related to sales of investments in unconsolidated affiliates	—	19.0
Proceeds from COLI policies	22.1	4.2
Acquisitions, net of cash acquired	(226.2)	(68.3)
Other	(6.6)	4.1
Net cash used in investing activities	(271.6)	(47.5)

FINANCING ACTIVITIES
Dividends paid	(64.3)	(61.0)
Common stock repurchases	(4.2)	(33.8)
Borrowings on lines of credit	323.1	—
Repayments on lines of credit	(323.1)	—
Borrowings of long-term debt	450.0	—
Repayments of long-term debt	(252.7)	(2.7)
Debt issuance and other financing activities	(6.5)	—
Net cash provided by (used in) financing activities	122.3	(97.5)

Effect of exchange rate changes on cash and cash equivalents	(2.7)	4.0

Net increase (decrease) in cash, cash equivalents and restricted cash	(20.8)	86.0
Cash and cash equivalents and restricted cash, beginning of period[1]	285.6	199.6
Cash and cash equivalents and restricted cash, end of period[2]	$264.8	$285.6
  These amounts include restricted cash of $2.5 as of February 23, 2018 and February 24, 2017.
  These amounts include restricted cash of $3.5 and $2.5 as of February 22, 2019 and February 23, 2018, respectively.

  These amounts primarily represent funds held in escrow for potential future workers’ compensation claims. The restricted cash balance is included as part of Other Assets in the Condensed Consolidated Balance Sheets.

CONTACT:	Investor Contact:
Michael O'Meara
Investor Relations
(616) 292-9274

Media Contact:
Katie Woodruff
Corporate Communications
(616) 915 - 8505